EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form F-1 of Seanergy Maritime Holdings Corp. of our report dated March 24, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Seanergy Maritime Holdings Corp., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece
May 14, 2010

SK 26979 0001 1099668